UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2015

Famous Dave’s of America, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-21625	41-1782300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12701 Whitewater Drive, Suite 200, Minnetonka, MN	55343
(Address of principal executive offices)	(Zip Code)

(952) 294-1300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2015, Famous Dave’s of America, Inc. (the “Company”) announced the appointment of Adam J. Wright as the Company’s Chief Executive Officer, removing his prior interim title, and the Company entered into a two year written employment agreement with Mr. Wright to be effective as of January 1, 2016. Under the employment agreement, Mr. Wright is entitled to receive an annual base salary of $300,000 and is eligible for annual bonus compensation in the discretion of the Company’s board of directors (the “Board”) based upon his achievement of milestones to be determined by the Board prior to the commencement of each fiscal year. The targeted amount of each annual bonus will be determined by the Board, but is expected be 50% of Mr. Wright’s base salary. Mr. Wright may participate in the Company’s benefit plans that are currently and hereafter maintained by the Company and for which he is eligible, including, without limitation, group medical, 401(k), life insurance and other benefit plans.

Mr. Wright has agreed not to compete with the Company during the term of his employment and for a period thereafter the length of which will depend on the circumstances on which his employment is terminated. If Mr. Wright’s employment is terminated by the Company other than for “Cause” or by Mr. Wright for “Good Reason” (each as defined in the employment agreement), Mr. Wright has agreed not to compete with the Company during the period in which he is entitled to receive or receives severance payments (as outlined below). If Wright’s employment is terminated by the Company for Cause or by Mr. Wright other than for Good Reason, Mr. Wright has agreed not to compete with the Company for twelve months following the date of such termination. For purposes of the noncompetition restriction, competition includes engaging, owning, having an interest, or participating in the financing, operation, management or control of any person, firm, corporation or business whose primary business is the retail sale of barbeque format food or whose restaurant business derives a 50% of its food-related revenues from the sale of barbeque type food or barbeque-related products, in each case in the United States and its territories, in Canada, Abu Dhabi and in any other country in which the Company does business during the employment term. Mr. Wright has also agreed not to solicit employees of the Company during the employment term and for 18 months thereafter.

Under the employment agreement, if Mr. Wright’s employment is terminated by the Company for any reason other than Cause (including any termination by the Company following a “Change in Control” (as defined in the employment agreement)), death or disability, or if Mr. Wright resigns for Good Reason, so long as he has signed and has not revoked a release agreement, he will be entitled to receive severance comprised of continuing payments of his base salary for the lesser of (a) a six month period following the termination date and (b) the greater of (i) four months and (ii) the remainder of the two year employment term. At its option and in its sole discretion, the Company shall, so long as it continues to make payments of base salary to Mr. Wright, have the right to extend the length of the severance period for an additional period of time so long as the entire severance period does not exceed twelve months. To the extent not exempt from rules governing deferred compensation under Section 409A of the Internal Revenue Code of 1986, severance payments to Mr. Wright are intended to comply with Section 409A and are subject to corresponding requirements regarding the timing of such payments.

Pursuant to the employment agreement, and on the effective date thereof, the Company will grant Mr. Wright a ten-year, 50,000 share non-qualified stock option under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) that will vest in approximately equal monthly installments over two years (the “Stock Option”). The Stock Option will have an exercise price equal to the fair market value of the Company’s common stock on the grant date. In the event of a Change of Control (as defined in the 2015 Plan) during the employment term in which the acquiring company or successor company opts not to assume Mr. Wright’s employment agreement, the Stock Option will accelerate and become fully vested and exercisable immediately prior to such Change of Control. In the event of a Corporate Transaction (as defined in the 2015 Plan), at the option of the Board, Mr. Wright must exercise the Stock Option or such failure to exercise will result in termination of the Stock Option (for this purpose, a Corporate Transaction will not be deemed to have occurred solely due to the Company reducing the size of its asset base through restaurant refranchising). Also in the event of a Corporate Transaction, in exchange for the termination of the Stock Option, the Board may make a cash payment to Mr. Wright in an amount equal to the product obtained by multiplying (i) the amount (if any) by which the transaction proceeds per share exceed the exercise price per share covered by the Stock Option by (ii) the number of shares of common stock covered by the Stock Option. If Mr. Wright terminates his employment without Good Reason and fails to give the Company 90 days’ prior notice, the Stock Option will automatically terminate with respect to 50% of the underlying shares. The Stock Option will terminate in its entirety if not exercised within six (6) months of Mr. Wright’s termination from the Company for any reason.

The foregoing summary of the employment agreement is qualified in all respects by the employment agreement itself, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement dated effective January 1, 2016 between Famous Dave’s of America, Inc. and Adam J. Wright

99.1	Famous Dave’s of America, Inc. Press Release dated December 28, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMOUS DAVE’S OF AMERICA, INC.

Date: January 4, 2016	By:	/s/ Richard A. Pawlowski
	Name:	Richard A. Pawlowski
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated effective January 1, 2016 between Famous Dave’s of America, Inc. and Adam J. Wright

99.1	Famous Dave’s of America, Inc. Press Release dated December 28, 2015